Astea Reports Second Quarter 2013 Results

HORSHAM, Pa., Aug. 15, 2013 /PRNewswire/ -- Astea International Inc. (NASDAQ: ATEA), a global provider of service lifecycle management and mobility solutions, today announced financial results for the second quarter ended June 30, 2013.

For the quarter ended June 30, 2013, Astea reported revenues of $5.3 million compared to revenues of $8.1 million for the same period in 2012. Net loss for the second quarter was $1.0 million or ($0.29) per share, compared to net income of $1.0 million or $0.25 per share for the same period in 2012. Software license revenues were $0.9 million compared to $2.4 million for the same period in 2012. Service and maintenance revenues were $4.4 million when compared to revenues of $5.7 million for the same period in 2012.

"While we successfully signed some notable deals this quarter, we did not meet our goals on revenues and profitability. However, we optimized our business both strategically and operationally, to better adapt to the increasing customer adoption of the SaaS business model and as a result, these actions are already improving our business and we are now well positioned for growth and increased revenues. We are seeing an increase in the number of sizable companies, around the world, that are interested in our robust end-to-end service management solution. In addition to this positive trend, our professional services backlog is growing. Accordingly, we are confident that we will return to profitability by the end of the year," stated Zack Bergreen, CEO of Astea International. "We have been aggressively pursuing the expansion of our partner ecosystem, and I am happy to announce that we recently finalized another strategic partnering agreement with a large, global technology and consulting company to jointly market, sell and implement our premier service management solution. Additionally, we have been actively and successfully expanding our existing partnerships to pursue even greater geographical coverage."

Mr. Bergreen further stated, "Multiple organizations throughout the world selected Astea's service management solution during the second quarter including 1) a leading barcode printing company, 2) two premier gaming and leisure companies, 3) a provider of voice, data, video, sound and security networks, 4) an HVAC service provider, and, 5) a leading specialty electrical construction and technology company. These new deals were comprised of both on-premise as well as cloud delivery models. We also had multiple customers successfully go live this quarter with a combination of both new implementations as well as upgrades to existing deployments."

Outlook
Mr. Bergreen concluded, "We are extremely excited about the new product release that we will be announcing within the next month. This release contains a significant number of innovative features that will deliver substantial operational and financial improvements for our customers. Additionally, we fully expect that this major release will have a greater impact on the market moving forward as well as a distinct competitive advantage that will be difficult for competitors to match. The market already recognizes the value of our solution suite and is demanding it, and with every customer win, our products continue to prove themselves in the marketplace."

Astea will host a conference call that will be broadcast live over the Internet on August 15, 2013 at 4:30pm ET to discuss the Company's second quarter financial results. Investors can access the call from the Company's Web site at http://www.astea.com/about_investors.asp. To listen to the live call via the telephone, please call 1-800-862-9098. For calls from outside North America, please dial 1-785-424-1051. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About Astea International
Astea International (NASDAQ: ATEA) is a global provider of software solutions that offer all the cornerstones of service lifecycle management, including customer management, service management, asset management, forward and reverse logistics management and mobile workforce management and optimization. Astea's solutions link processes, people, parts, and data to empower companies and provide the agility they need to achieve sustainable value in less time, and successfully compete in a global economy. Since 1979, Astea has been helping more than 600 companies drive even higher levels of customer satisfaction with faster response times and proactive communication, creating a seamless, consistent and highly personalized experience at every customer relationship touch point.

www.astea.com. Service Smart. Enterprise Proven.

© 2013 ASTEA INTERNATIONAL INC. ASTEA AND ASTEA ALLIANCE ARE TRADEMARKS OF ASTEA INTERNATIONAL INC. ALL OTHER COMPANY AND PRODUCT NAMES CONTAINED HEREIN ARE TRADEMARKS OF THE RESPECTIVE HOLDERS.

Forward-looking Statements
Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the Company's actual results in future periods to differ materially from expected results. Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful addition of personnel in technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company's control. These and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC), including but not limited to the Company's Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q.

CONTACT: Investor Relations Contact: Rick Etskovitz, Chief Financial Officer, Astea International Inc., 215-682-2500, retskovitz@astea.com